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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Phoenix Drive

Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2006

To the Shareholders of

BORDERS GROUP, INC.:

The Annual Meeting of Shareholders of Borders Group, Inc., a Michigan corporation (the “Company”) will be held at 11:30 a.m. local time on Thursday, May 25, 2006 at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, MI 48242 to:

1.	Elect 10 Directors of the Company, each to serve until the 2007 Annual Meeting of Shareholders or until a successor is elected and qualified,

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006,

3.	Consider and vote upon a shareholder proposal entitled “Director Election Majority Vote Standard Proposal,”

4.	Consider and vote upon a shareholder proposal entitled “Separate the Roles of CEO and Board Chair,” and

5.	Transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 28, 2006 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

Your vote is important. Regardless of whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, by telephone or by mailing the enclosed proxy card in the envelope provided. Please review the voting instructions in the Proxy Statement for further voting information.

Sincerely,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan

April 18, 2006

BORDERS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 25, 2006

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m. local time on Thursday, May 25, 2006 at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, MI 48242 and at any and all adjournments or postponements thereof. At the Annual Meeting, the shareholders of the Company are being asked to consider and vote upon (i) the election of 10 Directors, each to serve until the 2007 Annual Meeting of Shareholders or until a successor is elected and qualified, (ii) a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006, (iii) a shareholder proposal entitled “Director Election Majority Vote Standard Proposal,” and (iv) a shareholder proposal entitled “Separate the Roles of CEO and Board Chair.”

This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders of the Company on or about April 18, 2006.

VOTING RIGHTS AND PROCEDURES

General Voting Information

Only holders of record of the Company’s common stock (“Common Stock”) at the close of business on March 28, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 64,739,274 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting.

The election of the 10 Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting. However, under the Corporate Governance Guidelines established by the Board of Directors of the Company, any nominee for director who receives more “withheld” votes than “for” votes must submit his or her resignation to the Nominating and Corporate Governance Committee. The Committee will recommend to the Board the action to be taken with respect to such tender of resignation. The section of the Corporate Governance Guidelines relating to voting for directors is attached to this proxy statement as Appendix A.

The adoption of the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006, as well as the adoption of the shareholder proposals, if presented at the meeting, will require the affirmative vote of a majority of the votes cast on these proposals by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting.

All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will be disregarded in tabulating the vote on all matters brought before the meeting. Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company is sending these proxy materials directly to shareholders of record. Shareholders of record have the right to submit a proxy directly to the Company or to vote in person at the Annual Meeting.

Shareholders whose shares are held in a brokerage account, through an employee benefit plan or by another nominee, are considered the beneficial owners of shares held in “street name.” The proxy materials for these shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner has enclosed or provided voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Methods for Submitting Proxies or Voting Instructions

The following methods are available to vote by proxy or to submit voting instructions to brokers, trustees or nominees:

By Mail — Record holders may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

By Internet — Record holders with Internet access may submit proxies by following the Internet voting instructions on their proxy cards. Most beneficial owners may vote by accessing the Web site specified on the voting instruction cards provided by their brokers, trustee or nominees.

By Telephone — Record holders may submit proxies by following the telephone voting instructions on their proxy cards. Most beneficial owners may vote by telephone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.

Revocation of Proxies or Voting Instructions

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person.

Voting of Proxies

Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them

FOR the election of the Board of Directors’ nominees as Directors, FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006 and AGAINST both of the shareholder proposals.

No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to shareholders who wish to propose any matter for consideration or nominate any person for election as a Director at the 2007 Annual Meeting, see “Proposals of Shareholders.”

Other Information

The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten Directors will be elected at the Annual Meeting to serve until the 2007 Annual Meeting of Shareholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

The Board of Directors recommends that shareholders vote “FOR” the Company’s nominees as Directors.

Set forth below is a brief biography of each of the Company’s nominees for election as a Director.

Donald G. Campbell, age 54. Mr. Campbell is Senior Executive Vice President, Chief Administrative and Business Development Officer of The TJX Companies, Inc., a global off-price retailer of apparel and home fashions. He has served in this post since early 2004 and is responsible for TJX’s worldwide systems, new business development and human resources activities. He joined TJX in 1973 and has held a series of increasingly responsible management positions including Chief Financial Officer, which he was named in 1989, with responsibility for finance, accounting, and new business development. Mr. Campbell served TJX as Senior Vice President from 1989 to 1996 and Executive Vice President from 1996 to 2004. He has served as a director of the Company since July 2005.

Joel J. Cohen, age 68. Mr. Cohen has served as Chairman and co-Chief Executive Officer of Sagent Advisors, Inc., a financial advisory firm, since September 2003. Mr. Cohen served as the non-executive Chairman of the Board of The Chubb Corporation, a major property and casualty insurance holding company, from December 2002 until December 2003 and currently serves as lead director of that company. Mr. Cohen was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), a leading investment and merchant bank that was acquired by Credit Suisse First Boston, until November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of Davis Polk and Wardwell, attorneys. Mr. Cohen became a director of the

Company on March 30, 2001, and also serves as a director of Maersk, Inc., which engages in shipping and related businesses in the United States and Canada.

Gregory P. Josefowicz, age 53. Mr. Josefowicz has served as President, Chief Executive Officer and as a director of the Company since November 1999, and as Chairman of the Board since January 2002. Mr. Josefowicz also serves as a director of Ryerson, Inc., a distributor and processor of metals, and PetSmart, Inc., a provider of products, services and solutions for the lifetime needs of pets.

Amy B. Lane, age 53. Ms. Lane was Managing Director, Investment Banking Group, of Merrill Lynch from 1997 until her retirement in February 2002. From 1989 through 1996, Ms. Lane served as a Managing Director, Corporate Finance, of Salomon Brothers in New York. Ms. Lane served as a director of the Company from August 1995 until March 1999, and was again appointed a director in October 2001.

Brian T. Light, age 42. Mr. Light is Executive Vice President and Chief Information Officer for Staples, Inc., an office products company. In his current position, which he has served in since November 2005, he leads the Information Systems function supporting Staples corporate, U.S. retail and North American delivery operations. He also served as Executive Vice President/ Senior Vice President and CIO for Staples from 1998 to 2002. From 2002 to 2005, Mr. Light served as Executive Vice President, Business Delivery for Staples. In this position, he led the public catalog and e-commerce business for Staples in the U.S. and Canada. He also led Staples’ New Business Development organization, identifying growth vehicles and partnership opportunities. Before joining Staples, Mr. Light was employed from 1986 through 1998 by Accenture, most recently as an Associate Partner with specialization in the consumer packaged goods industry. He has served as a director of the Company since July 2005.

Victor L. Lund, age 58. Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a nursing home operator, from May 2002 until December 2004. Mr. Lund was Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from August 1992 until June 1999. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997, and also serves as a director of Service Corporation International, a provider of funeral, cremation and cemetery services, NCR Corporation, a global technology company providing ATMs, retail systems, data warehouses and IT services, and Del Monte Foods Company, a food producer, distributor and marketer.

Dr. Edna Greene Medford, age 54. Dr. Greene Medford is an Associate Professor of History and Director of the Graduate Program in History at Howard University. She has served as a director of the Company since September 1998.

Lawrence I. Pollock, age 58. Mr. Pollock has served as Managing Partner of Lucky Stars Partners LLC, an investment firm, since October 2004. Mr. Pollock served as President of Cole National Corporation, which operates retail vision and gift stores, from January 2000 and as Chief Executive Officer from June 2003 until the company was sold to Luxottica Group SpA in October 2004. From September 1998 until June 1999, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. He has served as a director of the Company since August 1995.

Beth M. Pritchard, age 59. Ms. Pritchard is retired. She served as Chief Executive Officer and President of Organized Living, Inc., which was a provider of storage and organization solutions for the home and office, from January 2004 until May 2005. In May 2005, Organized Living, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Ms. Pritchard was President and Chief Executive Officer of Bath & Body Works, and Chief Executive Officer of The White Barn Candle Company, divisions of Limited Brands, Inc., from 1993 until January 2003. She has served as a director of the

Company since March 2000, and also serves as a director of Albertsons, Inc., a food retailer, and Ecolab Inc., a global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Michael Weiss, age 64. Mr. Weiss is the retired President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. He served in that capacity from 1997 to 2004. Mr. Weiss joined Limited in 1981 as merchandise manager for Express and rose to the position of President of Express, serving in that capacity from 1982 to 1993. He was named Vice Chairman of Limited in 1993, and served in that post until 1997. Mr. Weiss returned to Express in January 1997, serving as President and Chief Executive Officer until his retirement in 2004. He has served as a director of the Company since July 2005. Mr. Weiss also serves as a director of Payless ShoeSource, Inc., a specialty family footwear retailer, Chico’s FAS, Inc., a retailer of women’s clothing, complimentary accessories and other non-clothing gift items, and Pacific Sunware of California, Inc., a specialty retailer of casual apparel, accessories and footwear for active teens and young adults.

Independent Directors

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Josefowicz, are independent. In making the determination that a director is independent, the Board determines that the individual: (i) satisfies the requirements for independence adopted by the New York Stock Exchange, and (ii) if an audit committee member, satisfies the independence requirements for Audit Committees under Rule 10A-3 promulgated under the Securities Exchange Act of 1934. In addition, a director who is a party to any transaction or who has any relationship to the Company that would require disclosure in the Company’s Proxy Statement under Item 404 of Regulation S-K of the Securities and Exchange Commission, or whose immediate family member is a party to any such transaction or has any such relationship, shall be deemed to have a material relationship with the Company and thus not be independent unless either: (A) the transaction or relationship is of a nature covered by the New York Stock Exchange or Securities and Exchange Commission independence requirements but does not meet the thresholds contained in such provisions, or (B) the Board determines, after reviewing the nature of the transaction or relationship and amount involved, that the director’s ability to act in a fair and impartial manner will not be affected thereby.

Board of Directors Meetings and Committees

During the fiscal year ended January 28, 2006, the Board of Directors held eight meetings. The Board of Directors has also established standing Audit, Compensation and Nominating and Corporate Governance Committees. The membership and functions of the committees of the Board of Directors are as follows:

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm for the Company, including the resolution of any disagreements between the Company and the auditors regarding financial reporting. The Committee also reviews and makes recommendations regarding the annual audit of the Company’s financial statements and the Company’s internal controls, accounting practices and policies. The Audit Committee held four regular meetings during the fiscal year ended January 28, 2006. In addition, the Committee reviewed and telephonically discussed with management each of the Company’s earnings releases, as well as its quarterly and annual reports to the Securities and Exchange Commission.

The current members of the Audit Committee are Mr. Campbell, Ms. Lane, Mr. Light, Mr. Lund and, Mr. Pollock. The Board of Directors has determined that each of the members of the Audit Committee is independent, that all of the members of the Audit Committee meet the requirement of the New York Stock Exchange rules that each member be financially literate, and that Mr. Campbell, Mr. Lund and Ms. Lane meet the requirement of the New York Stock Exchange rules that at least one member of the Audit Committee have accounting or related financial management expertise. The Board of Directors has further determined that Mr. Campbell, Mr. Lund and Ms. Lane are “audit committee financial experts” within the meaning of the rules promulgated by the Securities and Exchange Commission.

The Compensation Committee was established for the purpose of reviewing and approving the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company’s employee benefit plans. Four meetings of the Compensation Committee were held during the fiscal year ended January 28, 2006. The current members of the Compensation Committee are Mr. Cohen, Dr. Greene Medford, Ms. Pritchard and Mr. Weiss, all of whom are independent.

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board and Committees of the Board. The Committee also makes recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing the Corporate Governance Guidelines that have been adopted by the Board. The Nominating and Corporate Governance Committee met four times during the fiscal year ended January 28, 2006. The current members of the Nominating and Corporate Governance Committee are Mr. Cohen, Ms. Lane, Mr. Lund and Mr. Pollock, all of whom are independent.

Each director attended at least 75% of the meetings of the Board and the Committees on which he or she served during the fiscal year ended January 28, 2006 except Mr. Weiss, who was unable to attend two of the six meetings held after his appointment as a director due to scheduling conflicts.

Corporate Governance

The Board of Directors has adopted written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters, as well as the Company’s Corporate Governance Guidelines and its Policies with Respect to Poison Pills and Executive Severance Payments, are available on the Company’s Web site at http://www.bordersgroupinc.com.

The Company has adopted a Business Conduct Policy and a Code of Ethics Relating to Financial Reporting that apply to the principal executive, financial and accounting officers of the Company, among others. These documents are available on the Company’s Web site at the Internet address set forth above. The Company will disclose on its Web site any amendments to the Business Conduct Policy or the Code of Ethics Relating to Financial Reporting and any waiver of such policies applicable to any executive officer.

Printed copies of any of the documents available on the Company’s Web site will be provided to any shareholder without charge upon written request to Anne Roman, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee nor any former member during fiscal 2005 is a former officer or employee of the Company or its subsidiaries or has any relationship with the Company requiring disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Meetings of Non-Management Directors

The non-management directors of the Company meet in executive session at each of the regularly scheduled Board meetings and have an additional meeting of only the independent directors. Ms. Lane has been designated by the independent directors to preside over such meetings.

Compensation of Directors

For service as a director during 2005, each director who was not an employee of the Company received, on an annual basis, cash in the amount of $40,000 and a number of restricted shares determined by dividing $40,000 by the fair market value of a share of the Company’s stock on the date of grant. Each committee chairperson, other than the Chairman of the Audit Committee, receives an additional $5,000. The additional payment to the Chairman of the Audit Committee was $10,000. Ms. Lane, as presiding director, received an additional payment of $30,000 for 2005.

For service during 2006, each non-employee director will receive cash in the amount of $50,000, a number of restricted shares determined by dividing $50,000 by the fair market value of a share of the Company’s stock on the date of grant and a number of stock options with an aggregate value equal to a Black-Scholes valuation of $50,000 on the date of the grant. The options will have an exercise price equal to the fair market value on the date of grant and a one-year vesting period. The Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each will receive an additional payment of $7,500 in 2006, and the Chairman of the Audit Committee will receive an additional payment of $12,000. Ms. Lane, as presiding director, will receive an additional payment of $25,000.

Mr. Campbell, Ms. Lane, Mr. Pollock and Mr. Weiss have been appointed members of a Search Committee to identify candidates to succeed Mr. Josefowicz. For service on that committee, each of them will receive $1,500 for each in person meeting of the committee; $250 for each telephone meeting; and $1,000 for each one on one interview that does not involve a committee meeting. In addition, Mr. Pollock, as chairman of the committee, will receive an additional payment of $5,000.

Non-employee directors’ fees may be deferred at the election of the director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 28, 2006 and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements, except that Mr. Josefowicz was late in filing one report, which related to the cancellation of his restricted share units pursuant to the terms of the agreement between the Company and Mr. Josefowicz that was timely reported in a Form 8-K Report.

Nomination of Directors

In recommending nominees to serve as directors of the Company, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering individuals to serve as directors, the Committee will apply the same criteria to candidates recommended by shareholders as it applies to other candidates. The criteria to be used by the Committee in considering candidates to serve as directors are provided for in the Charter of the Committee and include: (i) a review of the background and skills of the candidate, with the objective of having a Board of Directors comprised of outstanding individuals with diverse backgrounds and expertise; (ii) a review of the other directorships and commitments of the individual to make certain that he or she will have adequate time to devote to the affairs of the Company; and (iii) a consideration by the Committee of the importance of having at least one independent director with significant experience and expertise in retailing and at least one independent director with significant experience and expertise in finance.

In appointing Mr. Campbell, Mr. Light and Mr. Weiss to the Board in 2005 and in recommending their nomination at the 2006 Annual Meeting, the Nominating and Corporate Governance Committee was

seeking to add to the Board individuals with experience in administration, information systems and merchandising, respectively, as well as strong retail management experience in each case. Each of these nominees was identified by independent Board members and evaluated by all Board members without the utilization of a third party search firm.

Any shareholder who desires to recommend to the Nominating and Corporate Governance Committee a candidate to serve as a director of the Company should adhere to the procedures described under “Communications with the Board of Directors” in this Proxy Statement. If the shareholder desires to have such candidate considered by the Committee for inclusion in the Company’s proxy statement for the 2007 Annual Meeting, background information with respect to the candidate should be submitted to the Board prior to December 31, 2006.

Communications with the Board of Directors

The Board of Directors of the Company has established procedures for individuals to communicate with the Board as a whole, with the non-management directors as a group or with individual Board members. Communications to the Board as a whole should be addressed as follows: “Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to the presiding director or to the non-management directors as a group should be addressed as follows: “Presiding Director of the Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to an individual Board member should be addressed to the individual Board member, c/o Corporate Secretary. The Secretary of the Company will review the correspondence and, subject to the following sentence, will forward it to the Board member or members to whom it was addressed. The correspondence will not be forwarded if the non-management directors instruct the Secretary not to forward correspondence covering the applicable subject matter. Correspondence that is not forwarded pursuant to the instructions of the non-management directors will be made available to any non-management director who wishes to review it. All correspondence should be mailed to the Company’s principal office at 100 Phoenix Drive, Ann Arbor, MI 48108.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement or intended to be brought before shareholders meeting in compliance with the Company’s bylaws are subject to specific notice and other requirements referred to under “Proposals of Shareholders” on page 22. The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders.

Board Attendance at the Annual Meeting

The Company encourages Board members to attend the Annual Meeting of Shareholders, and schedules a Board meeting on the same day as the Annual Meeting to facilitate such attendance. All of the directors attended the 2005 Annual Meeting.

EXECUTIVE COMPENSATION

General

The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the 2005, 2004 and 2003 fiscal years to the named executive officers of the Company.

Summary Compensation Table

					Long Term
					Compensation
							Securities
				Other Annual	Restricted		Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock(2)		Options	Payouts	Compensation(3)

Gregory P. Josefowicz	2005	$723,654	$—	$—	—		—	$67,080	$1,631,949
Chairman, President	2004	$710,000	$298,733	$38,409	—		—	—	$158,755
and Chief Executive Officer	2003	$710,000	$568,000	$37,274	—		—	—	$161,598
Edward W. Wilhelm	2005	$332,885	$—	$—	$119,700		—	$17,839	$6,670
Senior Vice President,	2004	$303,942	$80,910	$26,970	—		—	—	$5,565
Chief Financial Officer	2003	$275,000	$147,500	$7,372	—		—	—	$5,404
Vincent E. Altruda	2005	$328,654	$—	$—	$119,700		—	$16,293	$7,490
President,	2004	$299,817	$133,897	$17,853	—		25,000	—	$5,728
Borders Group U.S.	2003	$251,167	$188,375	$9,417	—		—	—	$4,742
Cedric J. Vanzura	2005	$324,423	$—	$—	$119,700		—	$17,839	$4,486
President,	2004	$303,942	$40,455	$13,485	—		—	—	$6,119
International, Paperchase and	2003	$243,269	$206,250	$10,311	—		50,000	—	$20,839
Information Technology
Thomas D. Carney	2005	$263,269	$—	$—	$83,790		—	$10,574	$10,480
Senior Vice President,	2004	$246,538	$65,250	$5,593	—		—	—	$9,204
General Counsel and Secretary	2003	$230,000	$80,500	$4,025	—		—	—	$8,929
Former Officer
Michael G. Spinozzi	2005	$299,462	$—	$—	$119,700	(4)	—	$17,839	$449,345
Executive Vice President,	2004	$285,750	$75,168	$9,664	—		—	—	$6,288
Chief Product Officer	2003	$275,000	$127,500	$6,374	—		—	—	$6,353

(1)	These amounts reflect the discount received by each named executive officer in connection with the purchase of restricted Common Shares under the 2004 Long-Term Incentive Plan or a predecessor plan with a portion of the bonus earned for the applicable fiscal year.

(2)	These amounts in fiscal 2005 reflect the value, based upon the closing price at time of grant, of time-based restricted stock granted to each named executive officer. These shares are eligible for all dividends declared and paid during the vesting period. These are the only restricted share awards made to the named executive officers, and the value of the award at the end of fiscal 2005, based upon the closing market price of the Common Stock of $24.28 on January 27, 2006, the last trading day in fiscal 2005, was $121,400 for Mr. Wilhelm, Mr. Altruda, Mr. Vanzura and Mr. Spinozzi, and was $84,980 for Mr. Carney.

(3)	“All Other Compensation” consists of employer contributions credited under the Borders Group Savings and Non-Qualified Deferred Compensation Plans, the taxable portion of Company provided life insurance and the value of Company-paid financial planning services. The amounts shown for Mr. Josefowicz also include a payment of $1,500,000 to be made early in fiscal 2008 in exchange for the cancellation of his 2004 and 2005 long-term incentive awards, as well as a payment of $120,689 relating to his continued ownership of 90,000 shares of the Company stock. These payments are described in the summary of Mr. Josefowicz’s employment/consultancy agreement under the caption “Employment and Severance Agreements” on page 11. The amounts shown for Mr. Spinozzi also include monthly severance payments aggregating $442,500, which will be offset by any income that he receives from other employment during the 12 month payment period.

(4)	These shares were forfeited upon Mr. Spinozzi’s termination of employment with the Company.

There were no stock options granted to the named executive officers of the Company during fiscal 2005.

The following table sets forth information regarding stock options exercised by the named executive officers of the Company during fiscal 2005 and the aggregate value as of January 28, 2006 of unexercised options held by these individuals.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

					Value of Unexercised
			# of Securities Underlying		In-the-Money Options
	Shares		Unexercised Options		at Fiscal Year End(1)
	Acquired	Value	at Fiscal Year End
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory P. Josefowicz	200,000	$1,324,170	325,000	—	$3,368,563	$—
Edward W. Wilhelm	64,909	457,836	66,500	2,500	$271,893	$2,400
Vincent E. Altruda	—	—	145,000	25,000	$488,400	$12,750
Cedric J. Vanzura	—	—	—	50,000	$—	$485,500
Thomas D. Carney	30,000	274,441	68,000	—	$277,710	$—
Former Officer
Michael G. Spinozzi	—	—	47,500	2,500	$324,750	$2,400

(1)	Calculated using the closing market price of the Common Stock of $24.28 on January 27, 2006, the last trading day in fiscal 2005, less the exercise price and tax withholding related to the options.

The following table sets forth information regarding long-term incentive plan awards made to the named executive officers of the Company during fiscal 2005.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Performance
			Or Other
	Number of		Period
	Shares,		Until
	Units or		Maturation
Name	Other Rights(1)		Or Payout

Gregory P. Josefowicz	60,000	(2)	4 years
Edward W. Wilhelm	16,500		4 years
Vincent E. Altruda	16,500		4 years
Cedric J. Vanzura	16,500		4 years
Thomas D. Carney	9,500		4 years
Former Officer
Michael G. Spinozzi	16,500	(3)	4 years

(1)	The awards reported in this table are restricted share units granted under the Company’s 2004 Long-Term Incentive Plan. These units will vest only if earnings per share growth targets established by the Compensation Committee are achieved. Based upon the market price of the Company’s shares on the date of grant, the values of the awards were $1,576,800 for Mr. Josefowicz, $249,660 for Mr. Carney and $433,620 for each of the other named executive officers. If the performance targets are achieved, each restricted share unit will have a value equal to the then market value of a share of the Company’s stock, which may be paid in shares or cash, at the discretion of the Compensation Committee. To the extent that the performance targets are not achieved, the restricted share units will be cancelled and the awards forfeited.

(2)	This award and Mr. Josefowicz’s 2004 Long-Term Incentive award have been cancelled in exchange for a payment of $1.5 million to be made to Mr. Josefowicz in early fiscal 2008 pursuant to the employment/ consultaney agreement described below.

(3)	These restricted share units were forfeited upon Mr. Spinozzi’s termination of employment with the Company.

Employment and Severance Agreements

Mr. Josefowicz has advised the Board of Directors of the Company that he will retire by the end of fiscal 2007. In order to provide for an orderly transition, effective as of January 29, 2006, the Company and Mr. Josefowicz entered into a two year employment and consultancy agreement (the “Agreement”). Under the Agreement, Mr. Josefowicz will continue to serve in his current position until a date specified by the Board (his “Retirement Date”). From his Retirement Date through the end of term of the Agreement, Mr. Josefowicz will serve as a non-exclusive, senior level consultant to the Company, assisting in the transition process and on other projects as reasonably requested by the Board.

During the term of the Agreement, Mr. Josefowicz will continue to receive his current annual base salary of $710,000, and will be entitled to an annual bonus to the extent that applicable performance goals are met under the Company’s Annual Incentive Bonus Plan. However, in the event that his Retirement Date occurs prior to the end of a fiscal year, he will receive his targeted bonus for the fiscal year in which his Retirement Date occurs, and, in the case of retirement during fiscal 2006, he will not receive a bonus for fiscal 2007 but his base compensation for fiscal 2007 will be $1,278,000. He will not receive any new awards under the Company’s Long-Term Incentive Plan but, in lieu thereof, if he remains in his current position through the end of fiscal 2006, he will receive a payment of $40,000 per month for each month from the beginning of fiscal 2006 until his Retirement Date (the “Retention Bonus”). The Retention Bonus will be payable to Mr. Josefowicz as soon as practicable after his Retirement Date. Mr. Josefowicz’s 2004 and 2005 long-term incentive awards have been cancelled and he will receive in lieu thereof $1.5 million payable after the term of the Agreement. He also will receive the final payment of $120,000 under a prior agreement if he continues to hold 90,000 shares of the Company’s stock, and will receive a payment pursuant to his 2003 long-term incentive award to the extent that the applicable performance criteria are met.

In the event of Mr. Josefowicz’s death or disability prior to his Retirement Date, the payment in lieu of his 2004 and 2005 incentive awards, as well the payments relating to his stock ownership and his 2003 incentive award, will be made. Upon death or disability, all other payments will cease except that, if Mr. Josefowicz’s death or disability occurs after his Retirement Date and the Company does not continue his existing life and disability insurance coverage (or any similarly-costed replacement coverage), all payments under the Agreement will continue to be paid to Mr. Josefowicz at the times provided in the Agreement. The Agreement provides for continued indemnification rights for Mr. Josefowicz and contains certain restrictive covenants prohibiting him from competing with the Company and soliciting customers and employees of the Company during the term of the Agreement and for two years thereafter.

The Company has entered into certain severance and change in control agreements with the remaining named executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer’s termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer’s election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer’s salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer’s monthly base salary at the time of termination, plus (b) 1/12th of the target bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments would commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments would continue for 24 months and be equal to (x) the officer’s monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the target bonus amount for such officer for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater. Under these agreements, the officer has an obligation to use reasonable efforts to seek other employment and, to the extent that he or she earns cash compensation from such other employment, the Company’s obligation to make severance payments would be correspondingly reduced.

In March 2006, the Compensation Committee authorized the execution of a supplement to each of the agreements with the named executive officers (other than Mr. Josefowicz) described above. The supplement will provide that, if the employment of the named executive officer is terminated by the Company without Cause during the one-year period following the commencement of employment of a new Chief Executive Officer of the Company: (i) the severance payment to the Executive Officer under the agreements will be increased from 1 to 1.5 times the named executive officer’s salary and target bonus, subject to the mitigation and other provisions of such agreements, and (ii) the Company will make a cash payment to such executive equal to the then fair market value of the shares underlying the restricted shares granted to the named executive officer in March 2006.

The Company estimates that if the employment of all five named executive officers were terminated in 2006 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $4,954,000.

Certain other rights and benefits under the Company’s equity compensation and employee benefit plans may accelerate or vest upon a change in control of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies Applicable to Executive Officers

The goal of the Company’s executive compensation program is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding management who will drive superior operating performance.

The Company has established an executive compensation philosophy that is designed to align each executive’s compensation with the Company’s objectives and the creation of value for shareholders. Consistent with this philosophy, the Company has established a compensation program comprised of base salary and short- and long-term incentive opportunities. In combination, these components are intended to generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance. Performance-based compensation is greater in proportion to base salary at higher levels of responsibility.

The Company relates total compensation levels for executive officers to compensation paid to executives at other companies. The “market” rate for salaries provided by comparable retailers is determined from information gathered from published surveys and compensation information that is publicly reported by a select group of 18 other retail companies (the “peer group”). These companies were chosen due to their relevance in size or product to the Company or their superior reputation in the retail segment. Seven of these companies are included in the S&P Midcap 400 Specialty Retail Index.

Base Salary

Base salaries for executive officers are generally lower than those of comparable sized retail companies. The salary assigned is based on the executive’s prior experience, individual performance and contribution to the Company’s financial goals and strategic initiatives. Salaries for the executive officers are evaluated and approved by the Compensation Committee.

Annual Cash Incentives

Under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”), executive officers are eligible to receive cash awards based on the attainment of specific performance goals. The performance goals may be different from year to year, and may be expressed in either quantitative and/or qualitative terms.

Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of each executive’s actual base salary. The Bonus Plan requires that the Committee establish a threshold level of performance, below which no bonus would be paid under the Plan, and other levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company’s attainment of specified levels of net income and/or the executive’s satisfaction of individual objectives. Each executive officer must take a minimum of 20% and a maximum of 100% of his or her actual bonus award in the form of restricted Common Stock.

Long Term Incentives

The Compensation Committee administers the Borders Group, Inc. 2004 Long-term Incentive Plan. In 2004 and 2005, executive officers were awarded restricted stock units which vest based on the Company’s achievement of specified earnings per share growth targets. These restricted stock units may vest over a period of not less than four years. Grants of restricted shares have also been made to executive officers under this plan. This has been done on a limited basis with the intent of creating alignment with shareholders’ interests in the case of newly appointed executives or to enhance the Company’s ability to retain key executives.

Compensation of the Chief Executive Officer

The Committee believes that Mr. Josefowicz’s compensation arrangement is consistent with the policies described above. His salary of $710,000 for fiscal 2005 is considered to be “below market.” However, superior performance by the Company will generate compensation from the short- and long-term incentive programs in which Mr. Josefowicz participates that, when combined with his base salary, will result in overall compensation that is at or above market. Mr. Josefowicz was not paid a bonus for fiscal 2005 because the Company did not achieve the threshold net income and comparable store sales performance targets established by the Compensation Committee for fiscal 2005. The combination of bonus opportunity, options, restricted shares and share purchase rights granted to Mr. Josefowicz, as well as the payment made pursuant to the agreement relating to his continued ownership of 90,000 shares of the Company stock described under the caption “Employment and Severance Agreements” on page 11, provide the mix of incentive compensation and individual investment contemplated by the Committee’s policies.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

Conclusion

As described above, the Company’s executive compensation program is intended to provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, it is intended that there be a direct alignment of the long-term interests between the executives and the shareholders of the Company.

Joel Cohen, Chairman
Edna Greene Medford
Beth Pritchard
Michael Weiss

AUDIT COMMITTEE REPORT

General

In accordance with its written charter as adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal controls and financial reporting practices of the Company. The Audit Committee is also responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm.

The Audit Committee obtained from, and discussed with, Ernst & Young LLP, the Company’s independent registered public accounting firm, a formal report delineating all relationships between Ernst & Young LLP and the Company that may relate to the auditors’ independence under applicable independence rules. The Audit Committee also discussed and reviewed with Ernst & Young and Company management; audit plans, audit scope, identification of audit risks and the Company’s internal controls.

The Audit Committee has discussed and reviewed with the independent registered public accounting firm all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management of the Company has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management each of the Company’s earnings releases, as well as its quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 28, 2006 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes aggregate fees billed for professional services rendered by Ernst & Young during fiscal years 2005 and 2004:

	2005	2004

Audit Fees	$930,200	$1,095,271
Audit Related Fees	36,100	104,337
Tax Fees(1)	285,431	498,205
All Other Fees	—	—

Total	$1,251,731	$1,697,813

(1)	All of the tax fees for 2005 were for tax compliance and preparation. Ernst & Young did not provide tax consulting or advisory services to the Company.

Audit Related Fees consist principally of audits of employee benefit plans and special audits for third parties, such as landlords with respect to percentage rent calculations. Tax Fees consist principally of expatriate tax return preparation, international tax preparation, tax consulting, tax planning and assistance with state and federal incentive and credit opportunities.

The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

The Audit Committee must pre-approve all audit and all non-audit services provided by the independent registered public accounting firm, subject, with respect to non-audit fees, to a de minimis exception. Under the de minimis exception, fees of up to $25,000 (subject to the aggregate limitation described below) may be authorized by management for services not contemplated at the time of the Audit Committee meeting immediately prior to the provision of such services, but these services must be brought to the attention of the Chairman of the Audit Committee and approved at the next regularly scheduled meeting of the Audit Committee. The de minimis exception is subject to an annual aggregate limit of five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year when services are provided. The Audit Committee pre-approved all non-audit fees for fiscal 2005 without utilization of the de minimis exception described above. Requests for approval of non-audit services are to be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Engagement Agreement

In connection with the audit of its fiscal 2005 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP that contains, among other provisions, alternative dispute resolution procedures and an exclusion of punitive damages.

Victor Lund, Chairman
Donald Campbell
Amy Lane
Brian Light
Lawrence Pollock

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from January 29, 2001 through January 28, 2006 with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”) and the S&P Midcap 400 Specialty Retail Index. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at January 29, 2001.

	1/26/01	4/27/01	7/27/01	10/26/01	1/25/02	4/26/02	7/26/02	10/25/02	1/24/03	4/25/03	7/25/03

BORDERS GROUP INC	100.00	142.55	182.75	136.68	187.66	190.15	134.43	141.75	126.87	126.31	144.32
S&P 500 INDEX	100.00	92.75	89.54	82.32	84.76	80.76	64.27	67.95	65.51	68.67	76.65
S&P MIDCAP 400 SPECIALTY RETAIL INDEX	100.00	114.22	128.32	106.28	122.90	129.05	102.89	111.24	102.61	102.63	124.23

[Additional columns below]

[Continued from above table, first column(s) repeated]

	10/24/03	1/23/04	4/23/04	7/23/04	10/22/04	1/21/05	4/22/05	7/22/05	10/21/05	1/27/06

BORDERS GROUP INC	170.13	173.10	202.50	179.48	180.06	209.18	193.63	208.41	157.41	201.76
S&P 500 INDEX	79.32	88.38	88.67	84.81	85.93	91.98	91.17	98.07	94.18	102.99
S&P MIDCAP 400 SPECIALTY RETAIL INDEX	136.93	140.96	151.72	140.66	149.36	165.39	169.57	202.49	172.38	196.77

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to perform the integrated audit of the financial statements of the Company for the 2006 fiscal year. Additional information regarding the Audit Committee and the independent auditors, including the fees paid by the Company to Ernst & Young in fiscal 2005, is provided in the “Report of the Audit Committee” in this Proxy Statement.

Representatives from Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is asking its shareholders to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company or its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.

PROPOSAL 3

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

The Massachusetts State Carpenters Pension Fund (the “Carpenters Pension Fund”), 350 Fordham Road, Wilmington MA 01887, has requested that the Company include the following proposal and supporting statement in this Proxy Statement. If properly presented, this proposal will be voted on at the Annual Meeting. The Carpenters Pension Fund has indicated that it beneficially owns approximately 1,700 shares of the Company’s common stock. The stockholder proposal and supporting statement are quoted verbatim in italics below.

Resolved: That the shareholders of Borders Group, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our company is incorporated in Michigan. Among other issues, Michigan corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Michigan law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Michigan Business Corporation Act, Chapter 450, Act 284 of 1972, Chapter 4, Section 450.1441(2).)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

BOARD OF DIRECTORS’ STATEMENT OPPOSING PROPOSAL ON MAJORITY VOTE STANDARD

The Company concurs with the premise that shareholders should have a meaningful role in electing directors. As a result, the Board of Directors has adopted a majority vote policy as part of the Company’s Corporate Governance Guidelines. Our policy is attached to this proxy statement as Appendix A. The Company believes that an enhanced role of shareholders in the director election process is more appropriately provided for by the majority voting policy that the Company has adopted than it would be by the adoption of an amendment to our articles of incorporation.

The Company’s majority voting policy comprehensively addresses the situation in which a nominee does not receive a majority of affirmative votes. The policy provides that any nominee for Director in an uncontested election who receives a greater number of “withheld” votes than “for” votes must tender his or her resignation to the Nominating and Corporate Governance Committee, which is made up entirely of independent directors. In considering whether to accept or reject a tendered resignation, the Nominating and Corporate Governance Committee must consider a number of factors, including the stated reasons why shareholders “withheld” votes for election from such Director, the impact of the Director’s resignation on the Company’s compliance with the requirements of the Securities and Exchange Commission, the New York Stock Exchange and Company’s Corporate Governance Guidelines, and whether the resignation of the Director could result in the triggering of change in control provisions under any contract or incentive plan of the Company.

In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, such as the development and implementation a specific plan to cure the issues underlying the voting results. If the Committee recommends such an alternative, the Committee must agree upon a plan with the Director and monitor the Director’s progress in implementing the plan. If at any time the Committee is not satisfied with the Director’s progress in implementing the plan, it may recommend to the Board that the resignation be accepted.

Under our policy, the Board must act upon the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. The Company must then promptly publicly disclose the Board’s decision whether to accept the resignation as tendered in a Form 8-K filed with the Securities and Exchange Commission. The disclosure must include a full explanation of the process by which the decision was reached and, if applicable, the reasons that the Board rejected the tendered resignation.

The Company believes its majority voting policy fully achieves the goal of providing our shareholders with a meaningful role in the election of our Board of Directors. At the same time, our policy avoids the possibility of a “failed election”, in which no nominee is elected, as well as an unintended triggering of

“change in control” provisions in agreements and incentive plans of the Company, both of which could occur under a strict majority voting standard included in our articles of incorporation.

For these reasons, the Board believes that its majority voting policy is preferable to an amendment to the articles of incorporation as a means of providing meaningful input to shareholders in the director election process. The Board intends to continue monitoring developments relating to majority voting for directors, including any changes that may occur in Michigan law, and will periodically evaluate the advisability of proposing an amendment to the articles of incorporation that would replace our majority voting policy.

The Board of Directors recommends a vote AGAINST this Proposal.

PROPOSAL 4

SEPARATE THE ROLES OF CEO AND BOARD CHAIR

Mr. William Steiner has requested that the Company include the following proposal and supporting statement in this Proxy Statement. If properly presented, this proposal will be voted on at the Annual Meeting. Mr. Steiner has indicated that he beneficially owns 1,100 shares of the Company’s common stock. The stockholder proposal and supporting statement are quoted verbatim in italics below.

RESOLVED: The shareholders request that the Board of Directors establish a policy (in our bylaws if practicable) of separating the roles of Board Chair and Chief Executive Officer (CEO) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors,.

This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Thee primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

   Progress Begins with One Step

It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://thecorporatelibrary.com/ a pro-investor research firm rated our company “F” in Accounting.

•	Borders announced a SOX 404 violation in April 2005.

•	Our Audit Committee met only 4-times in 2005 and our full Board only 5-times.

•	We had no Independent Chairman — Independent oversight concern.

•	Cumulative voting was not allowed.

•	Poison pill: A 2003 shareholder proposal with our 68%-support asked Borders to have shareholder approval of all poison pills. Borders adopted a shareholder approval but with a perplexing loophole to allow a pill with shareholder approval. The Corporate Library said it did not believe Borders’ policy implemented the proposal.

•	Our CEO, Mr. Josefowicz, who was on 3 boards in 2005, joined the PETSMART (PETM) Board in 2004, which was rated “D” by the Corporate Library — Over-commitment concern.

•	Ms. Pritchard, who also sits on 3 boards and is a CEO, served on the Albertsons Board (ABS) also rated “D.”

•	Mr. Lund served on 4 boards including Service Corp. (SCI) rated “D.”

•	And our directors can be re-elected with one yes-vote from our 70 million shares under plurality voting.

These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

   Moreover

It is well to remember that Enron, Worldcom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. If a CEO, who is also the Chairman, wants to cover up improprieties or mis-management and directors disagree, with whom do they lodge complaints? The Chairman?

Separate the Roles of CEO and Board Chair

Yes on 4

BOARD OF DIRECTORS’ STATEMENT OPPOSING THE PROPOSAL TO SEPARATE THE ROLES

OF CEO AND BOARD CHAIR

The Board of Directors believes that the Company’s governance structure assures the appropriate level of oversight and independence, and that it should maintain the flexibility to either separate or combine the functions of chairman and chief executive as the situation at any particular time may dictate.

The Board of Directors has appointed Ms. Lane as the presiding director. In that role, she presides at meetings of the independent directors, is involved in setting the agenda for Board meetings and consults on a regular basis with both the chairman and the independent directors. Ms. Lane also leads regularly scheduled executive sessions of our independent directors. At the current time, the Board believes that the interests of the Company and its shareholders are best served by this structure. At some other time, splitting the roles of chairman and chief executive officer may be appropriate. However, under any circumstances, the Board should maintain the flexibility to utilize the structure that best serves the Company and its shareholders at the time.

The Company has demonstrated a strong commitment to good corporate governance. Ninety percent of the directors are independent, the Board has three committees comprised solely of independent directors and has adopted Corporate Governance Guidelines, which incorporate a policy on majority voting for directors. The Board also has adopted policies on poison pills and severance payments to executives, and has established procedures for permitting shareholders to communicate with the Board of Directors.

For these reasons, the Company believes that a formal requirement to separate the functions of chairman of the board and chief executive officer is not advisable or in the best interests of our shareholders.

The Board of Directors recommends a vote AGAINST this Proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the March 28, 2006 Record Date, the Common Stock was held of record by 3,154 shareholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each shareholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, to the Company’s knowledge (i) all persons below have sole voting power and sole dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) the amounts shown reflect beneficial ownership of shares of Common Stock, rather than the right to acquire such shares.

	Number of
	Shares of		Percent of
	Common		Common Stock
Name and Address	Stock(1)		Outstanding

Dreman Value Management, L.L.C.	8,025,166	(2)(15)	12.38%
520 East Cooper Avenue Suite 230-4 Aspen, CO 81611

Deutsche Bank AG	5,993,500	(3)(15)	9.24%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany

Snyder Capital Management, L.P.	3,353,800	(4)(15)	5.17%
One Market Plaza, Steuart Tower, Suite 1200 San Francisco, CA 94105

Gregory P. Josefowicz	243,885	(5)	*

Vincent E. Altruda	180,656	(6)	*

Edward W. Wilhelm	153,379	(7)	*

Thomas D. Carney	94,690	(8)	*

Lawrence I. Pollock	76,725	(9)	*

Cedric J. Vanzura	35,945	(10)	*

Amy B. Lane	20,135		*

Victor L. Lund	18,306	(10)	*

Joel J. Cohen	18,088	(11)	*

Edna Greene Medford	16,647	(12)	*

Beth M. Pritchard	14,823	(13)	*

Michael G. Spinozzi	9,119		*

Donald G. Campbell	8,002		*

Brian T. Light	3,002		*

Michael Weiss	3,002		*

Directors and Executive Officers as a Group	968,483	(14)	1.49%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire Common Stock.

(2)	Dreman Value Management L.L.C. has sole dispositive power and shared voting power with respect to all of the shares.

(3)	Deutsche Bank AG has sole dispositive power with respect all of the shares, sole voting power with respect to 5,970,100 shares, and no shared dispositive or voting power.

(4)	Snyder Capital Management, L.P. has shared dispositive power with respect all of the shares, shared voting power with respect to 3,027,700 shares, and does not have sole dispositive or voting power with respect to any shares.

(5)	Includes 83,400 options that are exercisable within 60 days.

(6)	Includes 145,000 options that are exercisable within 60 days and 6,262 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(7)	Includes 69,000 options that are exercisable within 60 days, 5,600 shares held in an IRA account, 4,420 shares held in custodial accounts for Mr. Wilhelm’s children and 1,640 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(8)	Includes 63,000 options that are exercisable within 60 days.

(9)	Includes 40,000 options that are exercisable within 60 days.

(10)	Includes 5,000 options that are exercisable within 60 days.

(11)	Includes 5,000 options that are exercisable within 60 days.

(12)	Includes 5,000 options that are exercisable within 60 days.

(13)	Includes 5,000 options that are exercisable within 60 days.

(14)	Includes 473,150 options that are exercisable within 60 days.

(15)	The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the printing of this Proxy Statement.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than December 19, 2006 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

Section 8 of Article II of the Company’s bylaws additionally provides that, for director nominations or shareholder proposals to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must comply with the other requirements of the bylaws. For director nominations and shareholder proposals to be presented at the 2007 Annual Meeting of Shareholders, notice of such nomination or proposal containing certain information required under the Company’s bylaws must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on February 24, 2007 nor earlier than the close of business on January 25, 2007. If the Company does not receive notice of a director nomination or shareholder proposal within this time frame, the Company will be entitled to exclude such nomination or proposal from the matters which may be properly be brought before the 2007 Annual Meeting.

The dates set forth above will change if the date of the Company’s 2007 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, in which event the new dates will be set forth in one of the Company’s Form 10-Q Quarterly Reports.

COPIES OF THE COMPANY’S 2005 ANNUAL REPORT TO SHAREHOLDERS AND ITS ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED JANUARY 28, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ANNE ROMAN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

APPENDIX A

VOTING FOR DIRECTORS

In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, (i) the stated reasons why shareholders “withheld” votes for election from such Director, (ii) the length of service and qualifications of the Director whose resignation has been tendered, (iii) the impact that the Director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission, the New York Stock Exchange and the Company’s Corporate Governance Guidelines; (iv) whether the resignation of the Director could result in the triggering of change in control or similar provisions under any contract by which the Company is bound or any benefit plan of the Company and, if so, the potential impact thereof; and (v) the Director’s contributions to the Company. In considering the application of such factors to each individual Director, the Board also shall consider the potential impact of the resignation of any other Director or Directors who received a greater number of votes “withheld” from his or her election than votes “for” his or her election in the applicable election.

In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation. Such remedies may include the deferral of action on the tendered resignation and the development and implementation a specific plan to cure the issues underlying the voting results. If the Committee recommends such an alternative, the Committee shall agree upon a plan with the Director and shall monitor the Director’s progress in implementing the plan. If at any time the Committee is not satisfied with the Director’s progress in implementing the plan, it may recommend to the Board that the resignation be accepted.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decisions on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that the Board accepts one or more Directors’ resignations, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the
election of the Company’s nominees to serve as Directors.

	For	Withhold		For	Withhold		For	Withhold

01 - Donald G. Campbell	☐	☐	05 - Brian T. Light	☐	☐	09 - Beth M. Pritchard	☐	☐

02 - Joel J. Cohen	☐	☐	06 - Victor L. Lund	☐	☐	10 - Michael Weiss	☐	☐

03 - Gregory P. Josefowicz	☐	☐	07 - Dr. Edna Greene Medford	☐	☐

04 - Amy B. Lane	☐	☐	08 - Lawrence I. Pollock	☐	☐
B	Issues

The Board of Directors recommends a vote FOR the following proposal.	The Board of Directors recommends a vote AGAINST the following proposals.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.	☐	☐	☐	3.	Shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”	☐	☐	☐

							For	Against	Abstain

					4.	Shareholder proposal entitled “Separate the Roles of CEO and Board Chair.”	☐	☐	☐
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments thereof.

(Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

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0 0 9 0 1 5 1	1 U P X	C O Y
001CD40001                              00JZ1C

Proxy - Borders Group, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE MAY 25, 2006, ANNUAL MEETING OF SHAREHOLDERS
The undersigned hereby appoints Gregory P. Josefowicz and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Borders Group, Inc., to be held on May 25, 2006, or any adjournment thereof, upon all matters that may properly come before the meeting.
Your vote with respect to the following matters may be indicated on the reverse side:
1.
The election of 10 directors. The Company’s nominees are: Donald G. Campbell, Joel J. Cohen, Gregory P. Josefowicz, Amy B. Lane, Brian T. Light, Victor L. Lund, Dr. Edna Greene Medford, Lawrence I. Pollock, Beth M. Pritchard and Michael Weiss.

2.	A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.

3.	A shareholder proposal entitled “Director Election Majority Vote Standard Proposal.”

4.	A shareholder proposal entitled “Separate the Roles of CEO and Board Chair.”
This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors, FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006, AGAINST the shareholder proposal entitled “Director Election Majority Vote Standard Proposal” and AGAINST the shareholder proposal entitled “Separate the Roles of CEO and Board Chair.” As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies.
If you choose to vote your shares through the Internet or the telephone, there is no need for you to mail back your proxy card.
Please date and sign on the reverse side and return promptly in the enclosed envelope.
SEE REVERSE SIDE
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 25, 2006.
THANK YOU FOR VOTING